Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ATHEROS COMMUNICATIONS, INC., as Acquirer

AND

U-NAV MICROELECTRONICS CORPORATION, as Company

Dated as of December 13, 2007

TABLE OF CONTENTS

Page

ARTICLE 1	PURCHASE & SALE OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES	1

1.1	Purchased Assets	1
1.2	No Other Assets	2
1.3	Limited Assumption of Liabilities.	3
1.4	Purchase Price; Payment of Purchase Price	3
1.5	The Exemption From Registration	5
1.6	Closing	5
1.7	Transfer Taxes	5
1.8	Taxable Transaction	5
1.9	Assignment Excluded Assets	5
1.10	Customer Support	6

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6

2.1	Organization and Qualification	6
2.2	Authority Relative to this Agreement	6
2.3	Security Ownership	7
2.4	Company Financial Statements	7
2.5	Books and Records; Organizational Documents	8
2.6	No Undisclosed Liabilities	8
2.7	Absence of Changes	9
2.8	Real Property	10
2.9	Valid Title	11
2.10	Intellectual Property	11
2.11	Contracts	14
2.12	Employees	16
2.13	Compliance, Licenses and Consents	19
2.14	Substantial Customers and Suppliers	19
2.15	Accounts Receivable	20
2.16	Inventory	20
2.17	Banks and Brokerage Accounts	20
2.18	Accounts Payable	20
2.19	Warranty Obligations	20
2.20	Approvals	21
2.21	Tax	21
2.22	Environmental Matters	22
2.23	Absence of Litigation	23
2.24	Export Control Laws	23
2.25	Foreign Corrupt Practices Act	23
2.26	Insurance Coverage	23
2.27	Related Party Transactions	23

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2.28	Brokers or Finders	24
2.29	Solvency	24
2.30	No Conflict with Other Instruments	24
2.31	Takeover Statutes	25
2.32	No Solicitation	25
2.33	Accredited Investor	25
2.34	No Misleading Statements	25
2.35	No Other Representations and Warranties	25

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF ACQUIRER	25

3.1	Organization	25
3.2	Authority	25
3.3	No Conflict with Other Instruments	26
3.4	Consents	26
3.5	Brokers or Finders	26
3.6	SEC Documents	26
3.7	Solvency	27
3.8	Acquirer Common Stock	27
3.9	No Misleading Statements	28
3.10	No Other Representations and Warranties	28

ARTICLE 4	CONDUCT PRIOR TO THE CLOSING DATE	28

4.1	Conduct of Business of the Company	28
4.2	No Solicitation	30

ARTICLE 5	ADDITIONAL AGREEMENTS	31

5.1	Stockholder Approval	31
5.2	Access to Information	32
5.3	Confidentiality	32
5.4	Approvals	32
5.5	Notification of Certain Matters	33
5.6	Additional Documents and Further Assurances; Cooperation	33
5.7	Intellectual Property	33
5.8	Expenses	34
5.9	Public Disclosure	34
5.10	Severance	34
5.11	Termination of Employee Benefits	34
5.12	Sale of Shares	34
5.13	Blue Sky Laws	35
5.14	Takeover Statutes	35
5.15	Company Dissolution	35
5.16	Company’s Auditors	35
5.17	Employees	35
5.18	Listing	36

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ARTICLE 6	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION ESCROW PROVISIONS	36

6.1	Survival of Representations, Warranties, Covenants and Agreements	36
6.2	Indemnification by the Company	36
6.3	Indemnification by Acquirer	39

ARTICLE 7	CONDITIONS TO THE CLOSING	39

7.1	Conditions to Obligations of Each Party to Effect the Closing	39
7.2	Additional Conditions to Obligations of the Company	40
7.3	Additional Conditions to the Obligations of Acquirer	41

ARTICLE 8	TERMINATION, AMENDMENT AND WAIVER	42

8.1	Termination	42
8.2	Effect of Termination	43
8.3	Amendment	44
8.4	Extension; Waiver	44

ARTICLE 9	CERTAIN TAX MATTERS	44

9.1	Tax Books and Records	44
9.2	Allocation	44
9.3	Taxes Applicable to Business Operations	45
9.4	Apportionment	45

ARTICLE 10	MISCELLANEOUS PROVISIONS	45

10.1	Notices	45
10.2	Entire Agreement	46
10.3	Remedies	46
10.4	Third Party Beneficiaries	46
10.5	Invalid Provisions	47
10.6	Governing Law	47
10.7	Arbitration	47
10.8	Headings	47
10.9	Counterparts	48
10.10	Specific Performance	48
10.11	Construction	48
10.12	Assignment	48

ARTICLE 11	DEFINITIONS	49

11.1	Definitions	49

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Exhibits

Exhibit A	Excluded Assets
Exhibit B	Assumed Liabilities
Exhibit C	Form of Transferee Joinder
Exhibit D	Form of Earn-Out Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F-1	Form of Acquirer Officer’s Certificate
Exhibit F-2	Form of Acquirer Secretary’s Certificate
Exhibit G-1	Form of the Company Officer’s Certificate
Exhibit G-2	Form of the Company Secretary’s Certificate
Exhibit H	Form of FIRPTA Certificate
Exhibit I-1	Form of Employment Agreement
Exhibit I-2	Form of Confidentiality and Invention Assignment Agreement
Exhibit J	Form of Bill of Sale
Exhibit K	Form of Assignment and Assumption Agreement
Exhibit L	Form of Release
Exhibit M	Form of Patent Assignment
Exhibit N	Form of Trademark Assignment
Exhibit O	Form of Copyright Assignment
Exhibit P	Form of Assignment of Purchase Agreement

Schedule 1.1(c)(i)	Receivables
Schedule 1.1(c)(ii)	Inventory
Schedule 1.1(c)(iii)	Tangible Assets
Schedule 1.1(c)(v)	Contracts
Schedule 1.1(c)(vi)	Domain Names
Schedule 9.2	Allocation

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of December 13, 2007, by and among ATHEROS COMMUNICATIONS, INC., a Delaware corporation (“Acquirer”), and U-NAV MICROELECTRONICS CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS:

Subject to the terms and conditions set forth herein, (i) the Company (through itself or u-Nav Microelectronics Finland Oy (“u-Nav Finland”), together with the Company, the “Sellers”) desires to sell, convey, transfer, assign and deliver to Acquirer, and Acquirer desires to purchase and acquire from the Sellers, all of their respective rights, title and interest in and to all of the Purchased Assets and (ii) Acquirer desires to assume and become responsible for the Assumed Liabilities (collectively, the “Acquisition”):

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

PURCHASE & SALE OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, the Company shall, and shall cause u-Nav Finland to, sell, convey, transfer, assign and deliver to Acquirer, and Acquirer shall purchase and acquire from the Sellers (including the Assumed Liabilities), all of the Sellers’ respective rights, title and interest in and to all of the following assets (excluding the Excluded Assets) to the extent the Sellers own such assets or have any rights, title or interest therein (collectively, the “Purchased Assets”):

(a) All Seller Intellectual Property, including, but not limited to:

(i) All Seller Registered Intellectual Property listed on Section 2.10(a) of the Disclosure Schedule;

(ii) All trade secrets of the Sellers’, including, but not limited to, tools, disks, designs, files, drawings, data and related documentation, and all similar property, tangible or intangible, owned or used in connection with the Business; and

(iii) All claims (including claims for past infringement or misappropriation of Seller Intellectual Property) and causes of action of the Sellers’ against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Sellers) arising in connection with the Business, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Sellers (regardless of whether such rights are currently exercisable) that have arisen in connection with the conduct of the Business;

(b) All rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Seller Intellectual Property owned or used in connection with the Business and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(c) All other Assets and Properties of the Sellers’ owned or used in connection with the Business, including, but not limited to:

(i) all backlog orders, accounts receivable, notes receivable and other receivables of the Sellers’, including, but not limited to, those receivables set forth on Schedule 1.1(c)(i);

(ii) all inventories and work-in-progress of the Sellers’, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Sellers with respect to services performed by, or products sold by, the Sellers on or prior to the Closing Date including, but not limited to, those inventories, works-in-progress, rights, and fees set forth on Schedule 1.1(c)(ii);

(iii) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Sellers’ including, but not limited to, the tangible assets set forth on Schedule 1.1(c)(iii);

(iv) all advertising and promotional materials possessed by the Sellers relating to the Business;

(v) all rights of the Sellers’ under the Contracts set forth on Schedule 1.1(c)(v);

(vi) the domain names of the Sellers’ set forth on Schedule 1.1(c)(vi);

(vii) all Governmental or Regulatory Authority authorizations held by the Sellers in connection with the conduct of the Business;

(viii) all books, records, files (including all electronic files and back up copies thereof), customer lists and data of the Sellers’ related to the Business; and

(d) All goodwill incident to the items listed in Sections 1.1(a), 1.1(b) and 1.1(c) above; and

(e) All other assets used in the operation of the Business.

1.2 No Other Assets. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall retain, and Acquirer shall not purchase, any assets, properties, rights or interests of the Sellers’ listed on Exhibit A hereto (the “Excluded Assets”), including, but not limited to, the shares of capital stock of the Company’s Subsidiaries. The Sellers, inter alia, shall retain the rights to any refund of Taxes attributed to the Sellers’ respective Assets and Properties or the Business on or prior to the Closing and any refund for any period due to the Sellers.

1.3 Limited Assumption of Liabilities. Assumed Liabilities. Except as provided herein, the Sellers shall transfer the Purchased Assets to Acquirer on the Closing Date free and clear of all Liens and other Liabilities, and Acquirer shall not, by virtue of the purchase of the Purchased Assets, assume or become responsible for any Liabilities, Taxes or Contracts of the Sellers’ or any other Person of any kind, character or description, whether accrued, absolute, contingent or otherwise, including any Liability for employee benefits or compensation, other than Permitted Liens and the Liabilities set forth on Exhibit B hereto (the “Assumed Liabilities”). It is understood that Acquirer is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities. At the Closing, Acquirer shall assume and become responsible for all Assumed Liabilities and all Liabilities, Liens, Taxes, Contracts or other obligations incurred in connection with the Purchased Assets after the Closing Date.

(b) Assumed Accounts Payable. Notwithstanding anything herein to the contrary, the Assumed Liabilities shall include the sum of the following to the extent the aggregate amount thereof does not exceed the aggregate amount of accounts receivable of the Sellers set forth on Schedule 1.1(c)(i) as of the Closing Date (collectively, the “Assumed Accounts Payable”):

(i) all accounts payable of the Sellers as of the Closing Date (whether or not billed); provided, however, that all accounts payable that are not billed as of the Closing Date are presented to Acquirer within 90 days following the Closing Date;

(ii) the fees and expenses of the Company’s independent auditors incurred in connection with Section 5.16 provided the SEC Financial Statements are provided to Acquirer within forty-five (45) days of the Closing Date; and

(iii) fifty percent of any accrued and unpaid vacation balances for all u-Nav Finland employees who are employed by Acquirer or one of its Affiliates.

To the extent the Sellers pay any Assumed Accounts Payable, Acquirer shall promptly reimburse the Sellers for any such amounts. To the extent the Assumed Accounts Payable exceed the accounts receivable set forth on Schedule 1.1(c)(i), Acquirer shall be reimbursed for any such excess from the Escrow Fund without regard to the Deductible.

1.4 Purchase Price; Payment of Purchase Price.

(a) Total Consideration. The aggregate purchase price to be paid by Acquirer for the Purchased Assets shall be equal to the sum of the Cash Consideration, Stock Consideration, Earn-Out Consideration and Assumed Liabilities (the “Consideration”).

(b) Cash Consideration. The Cash Consideration shall be an aggregate of $15,400,000 (the “Cash Consideration”). The Cash Consideration, less the Escrow Amount (as defined in Section 6.2(b)), shall be paid by Acquirer to the Sellers at the Closing, and such payment shall be made via wire transfer of immediately available funds from Acquirer to an account specified by the Company no less than three (3) Business Days prior to the Closing.

(c) Stock Consideration. The Stock Consideration (the “Stock Consideration”) shall be an aggregate of 1,280,000 restricted (within the meaning of Rule 144 under the Securities Act), duly authorized, validly issued, fully paid and non-assessable shares of Acquirer’s common stock, $0.0005 par value per share (“Acquirer Common Stock”), which shares shall be subject to the restrictions described below and in Section 5.12.

(i) At the Closing, Acquirer shall issue the Stock Consideration to the Company. The Company shall not sell, transfer or distribute such shares of Acquirer Common Stock (the “Lockup Restrictions”) until such shares are released from lockup as set forth in Section 1.4(c) (the “Lockup Period”). Notwithstanding anything herein to the contrary, the Company may transfer or distribute the Stock Consideration to (A) an entity or entities formed for purposes of implementing a plan of liquidation of the Company (a “Liquidating Vehicle”) or (B) any other “accredited investors,” provided that (1) such transfer or distribution is made in compliance with applicable federal and state securities laws and (2) such transferee executes a joinder, in substantially the form attached hereto as Exhibit C.

(ii) On the first (1st) anniversary of the Closing Date, 768,000 shares will be released from the Lockup Restrictions. The remaining 512,000 shares will be released from the Lockup Restrictions 18 months following the Closing Date. Notwithstanding anything herein to the contrary, if, during the Lockup Period, (A) a Cash Change of Control occurs, the Lockup Restrictions shall automatically terminate immediately prior thereto and be of no further force or effect and shall not apply to any consideration received in connection with such Cash Change of Control, (B) a Stock Change of Control occurs, any holder of shares of Acquirer Common Stock subject to the Lockup Restrictions shall be entitled to participate in such Stock Change of Control and the Lockup Restrictions shall automatically apply to any capital stock received in connection with such Stock Change of Control for the remainder of the Lockup Period or (C) a Cash/Stock Change of Control occurs, (1) any holder of shares of Acquirer Common Stock subject to the Lockup Restrictions shall be entitled to participate in such Cash/Stock Change of Control, (2) the Lockup Restrictions shall not apply any consideration (other than capital stock) received in connection with such Cash/Stock Change of Control and (3) the Lockup Restrictions shall automatically apply to any capital stock received in connection with such Cash/Stock Change of Control for the remainder of the Lockup Period.

(d) Earn-Out Consideration. In addition to the Stock Consideration above, the Company may be entitled to receive an additional 400,000 shares (as adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect thereto) of Acquirer Common Stock or, as provided in the Earn-Out Agreement, an equivalent amount of cash consideration in lieu of Acquirer Common Stock (the “Earn-Out Consideration”), pursuant to the provisions of the Earn-Out Agreement substantially in the form attached hereto as Exhibit D (the “Earn-Out Agreement”).

(e) Retention Shares. At the Closing, Acquirer will grant to the Key Employees restricted stock awards (“RSAs”) for an aggregate of 150,000 shares of Acquirer Common Stock pursuant to Acquirer’s 2004 Stock Incentive Plan and standard form of the Restricted Stock Award Agreement. The RSAs will vest as to 25% of the shares on the first anniversary of the Closing Date and the remaining shares will thereafter vest in equal annual installments.

1.5 The Exemption From Registration. Acquirer and the Company intend that the Acquirer Common Stock to be issued to the Company and subsequently distributed in accordance with Section 1.4(c)(i) will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder (the “Securities Act”), by reason of Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

1.6 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., California time, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, CA 94304, on the Business Day after all of the conditions precedent to the Closing hereunder (other than those to be satisfied at the Closing) shall have been satisfied or waived, or at such other date, time and place as the Company and Acquirer shall mutually agree upon. The date of the Closing shall be referred to as the “Closing Date.” The Company and Acquirer hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article 7 hereof and as may reasonably be required to effect the transfer by the Sellers of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.7 Transfer Taxes. The Company shall be responsible for the payment of any transfer taxes arising out of or in connection with the Acquisition.

1.8 Taxable Transaction. The Sellers agree and acknowledge that the Acquisition is intended to be a taxable event for the Sellers for U.S. federal income Tax purposes. Each Seller shall file all Tax Returns in a manner consistent with such taxable treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such taxable treatment of the Acquisition unless there is a final determination within the meaning of Section 1313(a) of the Code that specifies a contrary treatment.

1.9 Assignment Excluded Assets. Notwithstanding anything herein to the contrary, if (a) the consent of any Person is required to assign to Acquirer any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom and (b) such consent has not been obtained on or prior to the Closing Date (each, an “Assignment Excluded Asset”), (i) such Assignment Excluded Asset shall be deemed not to have been assigned to Acquirer and Acquirer shall be deemed not to have assumed any Liabilities related thereto, (ii) such failure shall not constitute a breach of this Agreement or a failure of any condition required for Closing and (iii) from and after the Closing, with respect to each such Assignment Excluded Asset, the Company shall cooperate in good faith with Acquirer (which shall take the lead in such process) and use its commercially reasonable efforts to arrange for the transfer of such Assignment Excluded Asset to Acquirer, unless and until it becomes evident that such assignment is not reasonably practicable without undue cost or delay. In the event the Company shall receive payment for accounts receivables of the Purchased Assets following the Closing, it shall promptly remit such payment to Acquirer.

1.10 Customer Support. Acquirer agrees to use commercially reasonable efforts to resolve, as promptly as practicable and in such a manner as to minimize to the maximum extent possible any Liabilities or obligations to the Sellers, any Warranty Obligations relating to any products distributed, licensed or sold by the Sellers prior to the Closing Date; provided, that the Company shall reimburse Acquirer for its commercially reasonable costs of doing so with respect to Warranty Obligations for any Legacy Products.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Disclosure Schedule delivered herewith and dated as of the date hereof, the Company hereby represents and warrants to Acquirer as set forth below. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article 2; however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule if it is reasonably apparent that such disclosure is applicable to such other section of the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

2.1 Organization and Qualification. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to (i) conduct the Business as is now conducted, (ii) own, use, license and lease the Assets and Properties owned or used in connection with the conduct of the Business, and (iii) perform its obligations under all Contracts relating to the Business to which it is a party. The Company and each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Assets and Properties owned or used in connection with the conduct of the Business makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted would not, either individually or in the aggregate, have a Company Material Adverse Effect. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company or a Subsidiary is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or a Subsidiary owns, uses, licenses or leases the Assets and Properties owned or used in connection with the conduct of the Business or has employees or full-time consultants. To the Knowledge of the Company, it has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

2.2 Authority Relative to this Agreement. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and the other agreements that are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Seller is a party, and, following receipt of the Stockholders’ Approval and the approval of the Company as the sole stockholder of u-Nav Finland, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Sellers’ respective boards of directors have, to the extent legally required, unanimously approved this Agreement and declared its advisability. The execution and delivery by the Sellers of this Agreement and the Ancillary Agreements to which the Sellers are a party and the consummation by the Sellers of the transactions contemplated hereby and thereby, and the performance by the Sellers of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Sellers’ respective boards of directors, and no other action on the part of the respective boards of directors of the Sellers’ or, other than the Stockholders’ Approval and the approval of the Company as the sole stockholder of u-Nav Finland, by any of the Sellers’ respective stockholders are required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Sellers are a party and the consummation by the Sellers of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Sellers are a party have been or will be, as applicable, duly and validly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Sellers’ enforceable against the Sellers in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Security Ownership. Section 2.3 of the Disclosure Schedule sets forth a list, as of the date specified therein, of (a) all of the Company Equity Securityholders, indicating the name of the stockholder and the number of shares of Company Common Stock or Company Preferred Stock, as applicable, such stockholder owns of record and (b) all of the Company Debtholders, indicating the name of the debtholder, the amount owed by the Company to such debtholder and the number of shares of Series B-3 issuable upon conversion of such debt on the date specified therein. The list set forth at Section 2.3 of the Disclosure Schedule represents 100% of the outstanding Company Capital Stock. Other than as set forth on Section 2.3 of the Disclosure Schedule, there exists no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock from the Company; or (ii) outstanding security, instrument or obligation of the Company that is or may become convertible into or exchangeable for any Company Capital Stock.

2.4 Company Financial Statements.

(a) Except as set forth in Section 2.4(a) of the Disclosure Schedule, the audited financial statements of the Company at and for the twelve-month periods ended December 31, 2005 and 2006, including the notes therein and together with the report thereon of RSM McGladrey Inc. (the “Company Audited Financials”), and the unaudited financial statements of the Company for the nine months ended September 30, 2007 (the “Company Interim Financials” and together with the Company Audited Financials, the “Company Financials”), which statements are set forth at Section 2.4(a) of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude). Except as set forth in Section 2.4(a) of the Disclosure Schedule, the Company Financials present fairly and accurately, in all material respects, the financial condition and operating results of the Company and its Subsidiaries as of the dates and during the periods indicated therein.

(b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, the Company has established and maintains internal accounting controls that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of true and correct financial statements, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Except as set forth in Section 2.4(b) of the Disclosure Schedule, neither the Company (including, to the Knowledge of the Company, any employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any written claim or allegation regarding any of the foregoing.

2.5 Books and Records; Organizational Documents. Except as set forth in Section 2.5 of the Disclosure Schedule, the minute books and stock record books and other similar records of the Company have been provided to Acquirer or its counsel prior to the execution of this Agreement and such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the Company’s organization through the date hereof, in each case in all material respects. The Company has prior to the execution of this Agreement delivered to Acquirer true and complete copies of its Certificate of Incorporation and Bylaws, both as amended through the date hereof. Except as set forth in Section 2.5 of the Disclosure Schedule, the Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws, except where such violation would not, either individually or in the aggregate, have a Company Material Adverse Effect.

2.6 No Undisclosed Liabilities. Except as (i) reflected or reserved against in the Company Financials (including the notes thereto), (ii) disclosed in this Agreement or in Section 2.6 of the Disclosure Schedule, (iii) arising under the executory portion of any Contract to which the Company or any of its Subsidiaries is a party or (iv) incurred in the ordinary course of business consistent with past practice since December 31, 2006 and not in violation of any of the provisions of this Agreement, there are no Liabilities of, relating to or affecting the Company, any Subsidiary or any of the Company’s or a Subsidiary’s Assets and Properties that would be required to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP, other than liabilities, which, individually and in the aggregate, are not material to the Business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, and are not for tort or for breach of contract.

2.7 Absence of Changes.

(a) Except as set forth in Section 2.7 of the Disclosure Schedule or as expressly contemplated by this Agreement, since September 30, 2007 through the date of this Agreement:

(i) there has been no Company Material Adverse Effect;

(ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s and its Subsidiaries’ assets (whether or not covered by insurance);

(iii) neither the Company nor a Subsidiary (other than a wholly-owned Subsidiary) has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(iv) there has been no amendment to the Company’s Certificate of Incorporation or Bylaws, and the Company has not effected or been a party to any purchase or sale of any assets other than in the ordinary course of business consistent with past practice, merger, consolidation or other business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) neither the Company nor any Subsidiary has formed any Subsidiary or acquired any equity interest or other ownership interest in any other Person;

(vi) the Company has not made any capital expenditure which, when added to all other capital expenditures not disclosed in Section 2.7 of the Disclosure Schedule made by the Company since September 30, 2007, exceeds $50,000;

(vii) neither the Company nor a Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for (a) immaterial rights or other immaterial assets or (b) any other rights or assets acquired, leased, licensed, sold, disposed of, waived or relinquished in the ordinary course of business and consistent with the Company’s or such Subsidiary’s past practice;

(viii) neither the Company nor a Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except as reflected in the Company Financials;

(ix) neither the Company nor a Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Liens, except for (i) Permitted Liens, (ii) pledges of immaterial assets made or (iii) pledges or Liens incurred in the ordinary course of business and consistent with the Company’s or such Subsidiary’s past practice;

(x) neither the Company nor a Subsidiary has (i) lent money to any Person (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(xi) neither the Company nor a Subsidiary has (i) established or adopted any Plan, (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(xii) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

(xiii) neither the Company nor a Subsidiary has commenced or settled any Legal Proceeding, or received any written or, to the Knowledge of the Company, verbal notice, that any Person was commencing or threatening to commence a Legal Proceeding involving the Company or a Subsidiary;

(xiv) neither the Company nor a Subsidiary has entered into any material transaction or taken any other material action outside the ordinary course of business consistent with past practice not otherwise required to be disclosed above in Section 2.7 of the Disclosure Schedule;

(xv) neither the Company nor a Subsidiary has agreed or committed to take any of the actions referred to in clauses “(iii)” through “(xiv)” above.

(b) Neither the Company nor a Subsidiary has received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

2.8 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 2.8(b) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). All Contracts related to such Leased Real Property (the “Lease Documents”) are in full force and effect, are valid and enforceable in accordance with their respective terms, and, to the Knowledge of the Sellers, there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries under any of the Lease Documents, in each case except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as set forth in Section 2.8(b) of the

Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition or repair, (iv) to the Knowledge of the Company, the Leased Real Property is in compliance, in all material respects, with all applicable Laws and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration of any leases or other occupancy agreements for the Leased Real Property.

(c) The Company has delivered to Acquirer true, correct and complete copies of all Lease Documents.

2.9 Valid Title. The Company and each of its Subsidiaries have good, marketable and valid title to, or, in the case of leased or licensed Assets and Properties, valid leasehold interests in or licenses to, all of their material tangible Assets and Properties reflected in the latest Company Financials, free and clear of any Liens except for Permitted Liens. The Purchased Assets include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses are currently conducted on the date hereof.

2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedule lists (i) all Seller Registered Intellectual Property, (ii) the jurisdiction in which such item of Seller Registered Intellectual Property has been registered or filed and the applicable registration or serial number and (iii) to the Knowledge of the Company, any other Person that has an ownership interest in such item of Seller Registered Intellectual Property and the nature of such ownership interest.

(b) Section 2.10(b) of the Disclosure Schedule lists each proprietary product or service developed, manufactured, marketed, or sold in or as a part of the Business as currently conducted and any proprietary product or service currently under development by the Sellers.

(c) The Sellers have all requisite rights, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Seller Intellectual Property used by the Sellers in connection with the operation or conduct of the Business as currently conducted.

(i) Except as set forth in Section 2.10(c)(i) of the Disclosure Schedule, each item of Seller Intellectual Property, including all Seller Registered Intellectual Property listed in Section 2.10(a) of the Disclosure Schedule, is owned exclusively by the Sellers (excluding Intellectual Property licensed to the Sellers under any License disclosed (or not required to be disclosed) under Section 2.10(e) of the Disclosure Schedule) and is free and clear of any Liens (other than Permitted Liens and licenses to customers).

(d) Except as set forth in Section 2.10(d) of the Disclosure Schedule, to the Knowledge of the Sellers, the Sellers own, license or otherwise have the right to use all the

Intellectual Property owned or used by the Sellers in and/or necessary to the conduct of the Business as it currently is conducted , including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Sellers.

(e) Section 2.10(e)(i) of the Disclosure Schedule lists all Contracts to which the Sellers are a party that grant licenses to the Sellers to Intellectual Property used in the Business, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available to any Person. Except as set forth in Section 2.10(e)(ii) of the Disclosure Schedule, the Sellers are not in material breach of, nor have they failed to materially perform under any of the foregoing Contracts and Licenses and, to the Sellers’ Knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder.

(f) Section 2.10(f)(i) of the Disclosure Schedule lists all Contracts between the Sellers and any Person (other than the Company and its Subsidiaries) used in the Business (other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available to any Person) pursuant to which the Sellers have any obligation or liability with respect to the infringement or misappropriation by the Sellers or such other Person of the Intellectual Property of any Person other than the Company and its Subsidiaries. Except as set forth in Section 2.10(f)(ii) of the Disclosure Schedule, none of the Sellers are in material breach of, nor have they failed to materially perform under any of the foregoing Contracts, Licenses and agreements and, to the Sellers’ Knowledge, no other party to such Contracts, Licenses and agreements is in material breach of or has materially failed to perform thereunder.

(g) Except as set forth in Section 2.10(g) of the Disclosure Schedule, all products and services sold and methods practiced by the Sellers do not (i) infringe or misappropriate in any material respects the Intellectual Property of any Person, (ii) violate any other rights of any Person (including rights to privacy or publicity), or (iii) constitute unfair competition or an unfair trade practice under any Law, and the Sellers have not received written notice or, to the Knowledge of the Sellers’, oral notice from any Person claiming that any such product, service or methods (including products, services or methods currently under development in the state in which they exist as of the Closing Date) of the Sellers’ infringe or misappropriate the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including written notice or, to the Knowledge of the Sellers’, oral notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

(h) Except as set forth in Sections 2.10(a) and 2.10(c)(i) of the Disclosure Schedule, each item of Seller Registered Intellectual Property is valid and subsisting. To the extent deemed advisable in the good faith judgment of the management of the Company, (i) all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Seller Registered Intellectual Property have been paid and (ii) all necessary documents and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where such Seller has filed documents for such purpose, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property. In each case in which the Sellers have acquired ownership of any Seller Registered Intellectual Property from any Person, the Sellers have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Sellers and, to the extent provided for by and required to protect the Sellers’ ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Sellers have recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Sellers have filed documents for such purpose, as the case may be. Without limiting the foregoing, to the Sellers’ Knowledge, no prior art exists that would render any of the Seller Registered Intellectual Property invalid or unenforceable. The Sellers have not misrepresented, or failed to disclose, and are not aware of any misrepresentation or failure to disclose, any fact or information in any application for any Seller Registered Intellectual Property that would constitute fraud or a willful misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of such Seller Registered Intellectual Property.

(i) Except as set forth in Section 2.10(i) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no Licenses between the Sellers and any other Person with respect to Seller Intellectual Property under which there is any material dispute between the Sellers and such Person regarding the scope of the Intellectual Property rights granted in such License, or performance under such License, including with respect to any payments to be made or received by the Sellers thereunder.

(j) To the Knowledge of the Sellers, no Person is infringing or misappropriating any material Seller Intellectual Property owned by the Sellers and neither the Company nor any of Subsidiary has asserted or threatened in writing or, to the Sellers’ Knowledge, orally any claim against any Person alleging any such infringement, misappropriation or violation of any Seller Intellectual Property owned by the Company.

(k) The Sellers have taken commercially reasonable steps to protect the Sellers’ rights in confidential information and trade secrets of the Sellers or provided by any other Person to the Sellers subject to a duty of confidentiality. Without limiting the generality of the foregoing, to the Knowledge of the Company, except as set forth in Section 2.10(k) of the Disclosure Schedule, all current employees, consultants and independent contractors that are engaged as of the Closing Date in research or development of Intellectual Property for the Company and its Subsidiaries have executed a proprietary information, confidentiality and invention and copyright assignment agreement containing substantially the rights and obligations set forth in Section 2.10(k) of the Disclosure Schedule.

(l) Neither this Agreement nor any transactions contemplated by this Agreement will (i) result in the granting of any rights or licenses with respect to the Intellectual Property of the Sellers after the Closing Date, to any Person pursuant to any Contract to which the Sellers are a party or by which any of the Assets and Properties are bound, (ii) result in the loss of any ownership or License rights of Acquirer from and after the Closing Date in any of the Seller Intellectual Property or require or obligate Acquirer or the Sellers after the Closing Date (a) to grant to any third party any rights or licenses with respect to any Seller Intellectual Property; or (b) to pay any increased royalties or other amounts based solely on the transfer of any Seller Intellectual Property to Acquirer, or (iii) give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Company is a party with respect to any Intellectual Property, except for the Contracts or Licenses set forth in Section 2.10(l) of the Disclosure Schedule; provided, however, that foregoing shall not apply to any rights, licenses, losses, grants, payments or terminations resulting from any action, or failure to act, of Acquirer or its Affiliates or any Contract pursuant to which Acquirer or any of its Affiliates (but not the Sellers) is a party or is subject to or bound.

(m) Section 2.10(m) of the Disclosure Schedule sets forth a list of (i) all software material to the Business as currently conducted which the Sellers have licensed from any third party which is used by the Sellers in their respective products, in providing services or otherwise in the Business (other than standard off-the-shelf, shrink-wrap software that is commercially available on reasonable terms to any Person) and (ii) a list of all “freeware,” “shareware” and “open source” code incorporated into any product material to the Business as currently conducted by the Sellers. The Sellers have all rights necessary to the use of such software, “freeware,” “shareware” and “open source” code in the manner being used in the Business as currently conducted.

(n) Section 2.10(n) of the Disclosure Schedule identifies each Contract related to the Business as currently conducted pursuant to which the Sellers have deposited with an escrow agent or any other Person, any of its RTL code or computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form (“Source Code”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release of any Source Code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such Source Code pursuant to any Contract or License to which any of the Sellers is a party. Except as set forth in Section 2.10(n) of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any RTL Code owned by the Company or any of its Subsidiaries under any Contract to which they are a party.

2.11 Contracts.

(a) Section 2.11(a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all material waivers of any terms thereof, have been provided to Acquirer prior to the execution of this Agreement), to which the Company or a Subsidiary is a party or by which any of its Assets and Properties is bound:

(i) all partnership, joint venture, stockholders’ or other similar Contracts;

(ii) all Contracts relating to Indebtedness, including all guarantees of obligations to any other Person or indemnification, assumption or any similar commitment with respect to, the obligations or Liabilities of any other Person, in an amount of $100,000 or more;

(iii) all material Contracts entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

(iv) all collective bargaining or similar collective labor contracts;

(v) all Contracts that expressly (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverages;

(vi) all material Contracts that provide for continuing research and development and/or design services related to the Business, as currently conducted, after the Closing Date;

(vii) any Contract that is not terminable by the Company or a Subsidiary upon ninety (90) days (or less) notice by the Company or such Subsidiary without penalty or obligation to make payments based on such termination and which (i) requires payments by the Company or a Subsidiary in excess of $100,000 (either alone or pursuant to a series of related contracts) or (ii) requires the provision of services to any Person (other than the Sellers) after the Closing;

(viii) any Contract containing any covenant (A) limiting in any material respect the right of the Company or a Subsidiary to engage or compete in any line of business, to make use of any material Intellectual Property owned by the Company or a Subsidiary used in the Business or to compete with any Person, (B) granting any exclusive distribution rights, (C) providing “most favored nations” terms for Company products or services, or (D) which otherwise materially adversely affects or would reasonably be expected to materially adversely affect the right of the Company or any Subsidiary to sell, distribute or manufacture any Company products or services or material Intellectual Property owned by the Company or a Subsidiary used in the Business or to purchase or otherwise obtain any material software, components, parts or subassemblies used in the Business;

(ix) all other material Contracts not otherwise required to be disclosed above in Section 2.11(a) of the Disclosure Schedule that are material to the Business.

(b) Each Contract required to be disclosed in Section 2.11(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of the Company or one of its Subsidiaries, enforceable in accordance with its terms, and to the Knowledge of the Company, each other party thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(c) Except as set forth in Section 2.11(c) of the Disclosure Schedule:

(i) neither the Company nor its Subsidiaries have violated or breached, or committed any default under, any material Contract to which it is a party, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such material Contract;

(ii) with respect to each material Contract required to be disclosed in Section 2.11(a) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions thereof by the Sellers or, to the Knowledge of the Sellers, any other party thereto, (B) give the any other party thereto or, to the Knowledge of the Sellers, the Sellers the right to declare a default or exercise any remedy thereunder, (C) give any other party thereto or, to the Knowledge of the Sellers, the Sellers the right to accelerate the maturity or performance thereof, or (D) give any other party thereto or, to the Knowledge of the Sellers, the Sellers the right to cancel, terminate or modify such Contract;

(iii) since September 30, 2007, neither the Company nor its Subsidiaries have received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any material Contract; and

(iv) since December 31, 2006, neither the Company nor its Subsidiaries have waived any of its material rights under any material Contract.

(d) Except for Permitted Liens or as set forth in Section 2.11(d) of the Disclosure Schedule, none of the Purchased Assets is currently pledged to secure the performance or payment of any obligation or other Liability of any other Person.

(e) To the Knowledge of the Sellers, Section 2.11(e) of the Disclosure Schedule identifies and provides an accurate and complete description of each currently proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company outside the ordinary course of business.

2.12 Employees.

(a) A complete and accurate list setting forth all employees, officers, directors and consultants of the Company and the Subsidiaries as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, notice period and dates of all written employment contracts or other written agreements between the Company or a Subsidiary and any such person relating to the performance of services is included in Section 2.12(a) of the Disclosure Schedule. Copies of all such agreements have been delivered to Acquirer.

(b) There are no outstanding offers of employment made to any person by the Company or a Subsidiary and there is no one who has accepted an offer of employment made by the Company or a Subsidiary who has not yet commenced that employment.

(c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, no employee, officer or consultant of the Company or a Subsidiary:

(i) has given notice to the Company or a Subsidiary or received notice from the Company or a Subsidiary terminating his or her employment; or

(ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on sabbatical or paternal leave.

(d) Neither the Company nor its Subsidiaries has entered into any agreement or amendment to any agreement regarding any material variation in any contract of employment in respect of any of their employees, officers, directors or consultants or any agreement imposing an obligation on the Company or a Subsidiary to materially increase the basis and/or rates of remuneration or payment and/or the provision of other material benefits to or on behalf of its directors, employees or consultants, in each case following the date hereof and except as contemplated by this Agreement.

(e) To the Knowledge of the Company, there are no facts or matters (not set forth in the personnel information delivered to Acquirer) affecting any employee of the Company set forth on Section 5.17 of the Disclosure Schedule that would reasonably be considered grounds for dismissing such employee for “cause”.

(f) To the Knowledge of the Sellers, no grievance or complaint of sex, race or disability discrimination is pending in an administrative or litigation proceeding nor has been raised to the Company by any employee, director or consultant or former employee, director or consultant of the Company in the twelve months prior to Closing.

(g) The Company and each Subsidiary has delivered to Acquirer true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) any trust agreement or group annuity contract relating to any Plan and (v) all material correspondence with the IRS or United States Department of Labor relating to any outstanding audit. Each Plan has been maintained, funded, operated and administered in compliance in all material respects with applicable laws, including, without limitation, ERISA and the Code. All Plans required to have been approved by any non-United States Governmental or Regulatory Authority have been so approved or timely submitted for approval and no such approval has been revoked (nor, as of the date of this Agreement, to the Knowledge of the Company, has such revocation been threatened).

(h) To the Knowledge of the Sellers, there are no agreements that would prevent any Company plan or agreement that provides welfare benefits to employees in the United States

(each a “Welfare Plan”) (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to Acquirer on or at any time after the Closing.

(i) Except as set forth in Section 2.12(i) of the Disclosure Schedule and as contemplated by this Agreement, no persons will be entitled to any severance, change in control, bonus or other additional compensation or benefits from or on behalf of the Company or any of its Subsidiaries or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Acquisition or any of the other transactions contemplated by this Agreement or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of the Acquisition or any of the other transactions contemplated by this Agreement. Except as set forth in Section 2.12(i) of the Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the Acquisition and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or materially increase the cost of, or give rise to any other material obligation under, any Plan or agreement, (B) trigger the forgiveness of indebtedness owed by any persons to the Company or any of its Affiliates or (C) result in any material violation or breach of, or a default (with or without notice or lapse of time or both) under any Plan or agreement.

(j) Neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, oral notice of, and, to the Knowledge of the Company, there are no, pending investigations by any Governmental or Regulatory Authority with respect to, or pending proceedings, suits or other claims against or involving any Plan or asserting any rights or claims to benefits under, any Plan (except claims for benefits payable in the normal operation of the Plans).

(k) No Plan is a plan subject to Title IV of ERISA. No Plan is a “multiemployer plan” as defined in Sections 3(37) of ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Sections 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be treated as a single employer under Sections 4001 of ERISA or 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(l) There are no labor disputes or union organization activities pending or, to the Knowledge of the Company, threatened between the Company or a Subsidiary and any of its respective employees nor are there facts known to the Company or its Subsidiaries which indicate that there is reasonably likely to be any such dispute or activities.

(m) No collective bargaining agreements are binding on the Company or its Subsidiaries. As of the date hereof, to the Knowledge of the Company, none of the Company’s or the Subsidiaries’ employees are employed by any other employer. Except as set forth in Section 2.12 of the Disclosure Schedule, each of the Company’s employees has a right to work in the jurisdiction in which they are employed and, to the Knowledge of the Company, such right is permanent.

(n) There is no pending or, to the Knowledge of the Company, threatened (i) claim by any current or former Company or Subsidiary director, officer, or employee against the Company, (ii) labor or union litigation in relation to former employees or officers of the Company, or (iii) strike by any employees of the Company or any of its Subsidiaries.

(o) Neither the Company nor any Subsidiary has made any payment, or is obligated to make any payment, that would not be deductible by the Company or its Subsidiaries pursuant to Section 280G of the Code (without giving effect to any payments made by or on behalf of Acquirer or any of its Affiliates).

2.13 Compliance, Licenses and Consents.

(a) The Company and its Subsidiaries have maintained, since January 1, 2006, and are in compliance in all material respects with the terms of all material public approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of the Business, and none of such approvals, permissions, authorizations and/or licenses has been obtained on terms which have not been materially performed.

(b) To the Knowledge of the Company, (i) no material license, consent, permission, authorization or approval currently held by the Company or a Subsidiary and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part (if so required to be renewed prior to the Closing Date) and (ii) neither the Company nor any Subsidiary has received any notice that any material license, consent, permission, authorization or approval is likely to be revoked, suspended or cancelled.

(c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, to the Knowledge of the Company, (i) the Company and the Subsidiaries are in compliance in all material respects with all applicable laws and (ii) no claim has been made by any public authority that the Company or a Subsidiary is in non-compliance with any applicable laws.

(d) Neither the Company nor its Subsidiaries is the subject of any public prohibition or injunction, and, to the Knowledge of the Company, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced.

2.14 Substantial Customers and Suppliers. Section 2.14 of the Disclosure Schedule lists the fifteen (15) largest customers of the Company and its Subsidiaries, collectively, on the basis of revenues accrued for the most recent complete fiscal year, and lists such revenues. Section 2.14 of the Disclosure Schedule lists the fifteen (15) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the most recent fiscal year and lists such costs of goods or services purchased. Except as set forth in Section 2.14 of the Disclosure Schedule, since December 31, 2006, no such customer or supplier has (a) ceased or materially reduced its purchases from or sales or provision of services to the Sellers or, to the Knowledge of the Sellers, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof or (b) given written or, to the Knowledge of the Company, verbal notice to the Company that it is considering terminating, canceling, discontinuing, materially reducing or materially adversely modifying its business (including materially adversely changing the terms upon which it does business) with any of the Sellers. Except as set forth in Section 2.14 of the Disclosure Schedule, to the Knowledge of the Sellers, no such customer or supplier is threatened with bankruptcy or insolvency.

2.15 Accounts Receivable. Except as set forth in Section 2.15 of the Disclosure Schedule and subject to the reserves reflected on the Company Interim Financials, the accounts and notes receivable of the Company reflected on the Company Interim Financials, and all accounts and notes receivable arising subsequent to September 30, 2007, (i) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable within 45 days, (ii) to the Knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (iii) to the Knowledge of the Company, are not subject to any valid set-off or counterclaim and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other similar repurchase or return arrangement.

2.16 Inventory. Except as set forth in Section 2.16 of the Disclosure Schedule, all inventory of the Company reflected on the balance sheet included in the Company Interim Financials consisted, and all such inventory acquired since September 30, 2007 consists, of a quality and quantity usable and salable in the ordinary course of business as currently conducted or as reasonably contemplated to be conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Financials or on the accounting records of the Sellers as of the Closing Date, as the case may be. Except as set forth in the notes to the Company Financials or in Section 2.16 of the Disclosure Schedule, all items included in the inventory of the Company are the property of the Company free and clear of any Lien (other than Permitted Liens), are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

2.17 Banks and Brokerage Accounts. Section 2.17 of the Disclosure Schedule sets forth a true and complete list of the names and account numbers of all bank accounts maintained by the Sellers as of the date hereof. None of the Sellers maintains any safe deposit boxes.

2.18 Accounts Payable. Except as set forth in Section 2.18 of the Disclosure Schedule, the accounts payable of the Sellers’ reflected on the Company Interim Financials, and all accounts payable arising subsequent to September 30, 2007, arose in the normal and ordinary course of the business of the Sellers and such accounts payable are not past due and there are no collection actions currently pending with respect to such accounts payable.

2.19 Warranty Obligations.

(a) Section 2.19(a) of the Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Sellers’ in respect of any of the Sellers’ products and services that are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation and (ii) each of the Warranty Obligations that is subject to any dispute or, to the Knowledge of the Sellers, threatened dispute.

(b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, there have not been any material deviations from the Warranty Obligations. Except as set forth in Section 2.19(b) of the Disclosure Schedule, all products manufactured, designed, licensed, leased, rented or sold by the Sellers (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

2.20 Approvals.

(a) Section 2.20(a) of the Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the Business which are required to be given to or obtained by the Company or a Subsidiary from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b) Section 2.20(b) of the Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Sellers from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.21 Tax. Except as forth on Section 2.21 of the Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly filed for all taxable periods ending on or after December 31, 2004 and such Tax Returns were, when filed, correct and complete. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company and its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company and its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable. The Company and its Subsidiaries have not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as a member of a group of which the Company is the ultimate parent.

(b) The Company has delivered true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company and its Subsidiaries relating to Taxes for all taxable periods ending on or after December 31, 2004, (ii) all federal, state and foreign income or franchise tax returns and state sales and use Tax Returns for or including the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2004 and (iii) all federal and state income Tax Returns for or including the Company and its Subsidiaries for all taxable periods ending prior to December 31, 2004.

(c) No audit of the Tax Returns of or including the Company and its Subsidiaries by a government or taxing authority is in process or, to the Knowledge of the Company, pending or threatened (either in writing or orally, formally or informally). No deficiencies exist or have been asserted in writing with respect to Taxes of the Company and its Subsidiaries that have not been paid in full or otherwise resolved, and neither the Company nor any of its Subsidiaries have received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid that has not been filed, paid or otherwise resolved, as the case may be. Neither the Company nor its Subsidiaries are a party to any continuing action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Company or any of its assets that has not been resolved.

(d) Neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement.

2.22 Environmental Matters. Except as set forth in Section 2.22 of the Disclosure Schedule:

(a) The Company and its Subsidiaries possess any and all material Environmental Permits necessary to or required for the Business as currently conducted.

(b) The Company and its Subsidiaries are in compliance with (i) all terms, conditions and provisions of its material Environmental Permits; and (ii) all material Environmental Laws.

(c) Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any predecessor thereof nor any entity previously owned thereby has received any written notice of alleged, actual or potential responsibility for, or any written inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit, hearing or proceeding pending or, to the Knowledge of the Company, threatened against the Company or a Subsidiary pursuant to any Environmental Law, except for any Release or threatened or suspected Release or any violation or any investigation, action, suit, hearing or proceeding which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any predecessor thereof nor any entity previously owned thereby has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law and there have been no events, facts or circumstances which could form the basis of any such obligation or liability, which would, either individually or in the aggregate, have a Company Material Adverse Effect.

(e) This Section 2.22 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under any Environmental Law or Environmental Permits.

2.23 Absence of Litigation.

(a) No Action by or against the Company or its Subsidiaries are pending or, to the Knowledge of the Sellers, threatened against the Company or its Subsidiaries. To the Knowledge of the Sellers, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or its Subsidiaries.

(b) Neither the Company nor its Subsidiaries are subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Business.

2.24 Export Control Laws. The Company and each of its Subsidiaries have at all times since January 1, 2006 conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental or Regulatory Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; and

(c) To the Company’s Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that have given rise to any material claims.

2.25 Foreign Corrupt Practices Act. To the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Persons acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States.

2.26 Insurance Coverage. Except as set forth in Section 2.26 of the Disclosure Schedule, the Company has delivered to Acquirer true, correct and complete copies of all policies of insurance of the Company and its Subsidiaries issued at the request or for the benefit of the Company. Such policies are currently outstanding and duly in force.

2.27 Related Party Transactions. Except as set forth in Section 2.27 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Purchased Assets; (b) no Related Party is, or has at any time since December 31, 2006 been, indebted to the Sellers; (c) since December 31, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing of any nature involving the Company (other than employment related Contracts, transactions or business dealings entered into in the ordinary course of business consistent with past practice); (d) no Related Party is competing, or has at any time since December 31, 2006 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Sellers or the Purchased Assets.

2.28 Brokers or Finders. Other than Seven Hills Partners LLC, no person is entitled to receive from the Sellers any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Sellers’ Assets and Properties.

2.29 Solvency.

(a) The Company has never, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets or (iv) admitted in writing its inability to pay its debts as they become due.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) the Company will be able to pay its liabilities as they become due in the usual course of its business, (ii) the Company will not have unreasonably small capital with which to conduct its proposed business, (iii) the Company will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of the Company.

2.30 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in any encumbrance on any of the Assets and Properties of the Company or any Subsidiary pursuant to (i) any provision of their charter documents, or (ii) any material agreement, contract, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Sellers are a party or by which the Assets and Properties of the Sellers are bound, or (b) to the Knowledge of the Company, conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Sellers or any stockholder to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Sellers or their respective Assets and Properties, except, in the case of clause (a)(ii) that would not reasonably be expected to result in the creation of any material Lien, charge or encumbrance upon any assets of the Sellers or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

2.31 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable of this Agreement and the transactions contemplated hereby, all Takeover Statutes applicable to the Company.

2.32 No Solicitation. Since October 19, 2007, the Company has not taken any action that would constitute a breach of the Exclusivity and Confidentiality Agreement, dated as of October 19, 2007, between the parties.

2.33 Accredited Investor. The Company represents and warrants that the Company is an “accredited investor” as such term is defined under Regulation D of the Securities Act.

2.34 No Misleading Statements. No representation or warranty made herein contains any untrue statement of a material fact or, to the Sellers’ Knowledge, omits a material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they are made, not misleading.

2.35 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (taking into account the Disclosure Schedule), the Sellers make no express or implied representation or warranty, and the Sellers hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants as follows:

3.1 Organization. Acquirer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, use, license, lease and operate its Assets and Properties and to carry on its business as now being conducted.

3.2 Authority. Acquirer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Acquirer’s board of directors has unanimously approved this Agreement and declared its advisability. The execution and delivery by Acquirer of this Agreement, and the Ancillary Agreements to which it is a party and the consummation by Acquirer of the transactions contemplated hereby and thereby, and the performance by Acquirer of its respective obligations hereunder and to consummate the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action by Acquirer’s board of directors, and no other action on the part of the board of directors of Acquirer or by any of its stockholders is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Acquirer is a party and the consummation by Acquirer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Acquirer is a party have been or will be, as applicable, duly and validly executed and delivered by Acquirer and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Acquirer enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in any encumbrance on any of the Assets and Properties of Acquirer or any of its Subsidiaries, pursuant to (i) any provision of their charter documents or (ii) material any agreement, contract, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Acquirer or any of its Subsidiaries is a party or by which the Assets and Properties of Acquirer or any of its Subsidiaries are bound, or (b) to the Knowledge of Acquirer, conflict with or result in any breach or violation of or require any consent, approval or action of, or require Acquirer or any of its Subsidiaries or any of their stockholders to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to Acquirer or any of its Subsidiaries or their respective Assets and Properties, except in the case of clause (a)(ii) that would not reasonably be expected to result in the creation of any material Lien, charge or encumbrance upon any assets of Acquirer or any of its Subsidiaries or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.4 Consents. No consent, Approval, Order or authorization of, or registration, declaration, qualification or filing with, any Governmental or Regulatory Authority or any other Person is required by or with respect to Acquirer or any of its Subsidiaries in connection with the execution and delivery by Acquirer of this Agreement and the Ancillary Agreements to which it is a party to or the consummation by Acquirer of the transactions contemplated hereby and thereby, except for such consents, Approvals, Orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein.

3.5 Brokers or Finders. No person is entitled to receive from Acquirer any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Company’s Assets and Properties.

3.6 SEC Documents.

(a) Acquirer has made available to the Company, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by Acquirer since January 1, 2004 (together with all information incorporated therein by reference, the “SEC Documents”). Since January 1, 2004, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), in each case, applicable to such SEC Document at the time it was filed or furnished to the SEC, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquirer has made available to the Company copies of all comment letters received by Acquirer from the SEC since January 1, 2004, and relating to the SEC Documents, together with all written responses of Acquirer thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Acquirer from the SEC. As of the date of this Agreement, to the Knowledge of Acquirer, none of the SEC Documents is the subject of any ongoing review by the SEC.

(b) Acquirer is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

3.7 Solvency.

(a) Acquirer has never, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets or (iv) admitted in writing its inability to pay its debts as they become due.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Acquirer will be able to pay its liabilities as they become due in the usual course of its business, (ii) Acquirer will not have unreasonably small capital with which to conduct its proposed business, (iii) Acquirer will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Acquirer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Acquirer will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of Acquirer.

3.8 Acquirer Common Stock.

(a) The Stock Consideration has been duly authorized for issuance pursuant to this Agreement and, when issued and delivered by Acquirer pursuant to this Agreement, will be validly issued, fully paid and nonassessable and the issuance and sale of the Stock Consideration is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Stock Consideration or any restrictions on transfer other than the restrictions under this Agreement and applicable federal and state securities laws.

(b) Acquirer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and, subject to any notice of issuance, the Stock Consideration will be listed on The NASDAQ Stock Market LLC (the “Nasdaq Stock Market”), and Acquirer has taken no action designed to, or likely to have the effect of, terminating the registration of Acquirer Common Stock under the Exchange Act or delisting it from the Nasdaq Stock Market, nor has Acquirer received any notification that the SEC or the Nasdaq Stock Market is contemplating terminating such registration or listing.

3.9 No Misleading Statements. No representation or warranty made herein contains any untrue statement of a material fact or, to the Knowledge of the Acquirer, omits a material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they are made, not misleading.

3.10 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, Acquirer makes no express or implied representation or warranty, and Acquirer hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall, and shall cause u-Nav Finland to (in each case except to the extent (a) the Company or such Seller is required to take, or prohibited from taking, action pursuant to this Agreement or applicable Law or (b) Acquirer shall give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) carry on its business in the ordinary course consistent with past practice, (ii) pay its Liabilities and Taxes consistent with the Seller’s past practice and to pay or perform other obligations when due consistent with the Seller’s past practice, or to contest such Liabilities, Taxes or obligations in good faith through appropriate proceedings, and (iii) to the extent consistent with its business, to use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present officers and the Key Employees consistent with this Agreement and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having material business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing Date. In addition, prior to the Closing, the Sellers and Acquirer shall cooperate in good faith with each other to facilitate the transition of the Sellers’ customers and vendors to Acquirer upon the Closing, including, but not limited to, obtaining any required assignments, consents, and assurances from such customers and vendors with respect to the Acquisition. Except as expressly contemplated by this Agreement, neither party shall, without the prior written consent of the other, take or agree in writing or otherwise to take, any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent them from performing or cause them not to perform their respective agreements and covenants hereunder or knowingly cause any condition to the other’s closing obligations in Article 7 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or Law, the Company shall not, and shall cause with u-Nav Finland not to, do, cause or permit any of the following, without the prior written consent of Acquirer (such consent not be unreasonably withheld, conditioned or delayed):

(a) Charter Documents: other than the filing of the Sixth Amended and Restated Certificate of Incorporation, in substantially the form provided to Acquirer or its counsel prior to the date hereof, cause or permit any amendments to its charter documents;

(b) Dividends; Changes in Capital Stock: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors, officers and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the ordinary course of business consistent with past practice which involve total obligations of less than one hundred thousand dollars ($100,000);

(d) Issuance of Securities: issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case to any Person other than its existing security holders, other than the issuance of shares of (i) Company Common Stock pursuant to the conversion of outstanding shares of Company Preferred Stock and the exercise of Company Equity Awards outstanding as of the date hereof or (ii) Company Preferred Stock pursuant to the conversion of the Bridge Notes outstanding as of the date hereof;

(e) Intellectual Property: dispose of, license or transfer to any Person any rights to any Seller Intellectual Property other than non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice;

(f) Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(g) Dispositions: sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets other than in the ordinary course of business consistent with past practice or Permitted Liens;

(h) Indebtedness: other than Indebtedness for money borrowed from existing security holders or holders of its existing Indebtedness, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others or assume or incur any long term liabilities;

(i) Payment of Obligations: pay, discharge or satisfy any Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials;

(j) Capital Expenditures: make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice;

(k) Termination or Waiver: knowingly terminate or waive any right of material value;

(l) Employee Benefit Plans; New Hires; Pay Increases: adopt or amend any employee benefit or stock purchase or option plan, or hire any new consultant or employee, pay any special bonus or special remuneration to any employee, consultant or director or increase the salaries, wage rates or compensation of any employee or consultant, except in the ordinary course of business consistent with past practice;

(m) Lawsuits: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or legal right, provided that it consults with Acquirer prior to the filing of such a suit if reasonably practical, or (iii) for a breach of this Agreement or relating to the transactions contemplated hereby;

(n) Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o) Taxes: create or suffer a Tax Lien on any of the Purchased Assets;

(p) Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; or

(q) Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(p) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2 No Solicitation. Until the earlier of (a) the Closing Date and (b) termination of this Agreement in accordance with Article 8 (the earliest such date being the “Expiration Date”), none of the Company or any of its directors, officers, employees, Affiliates, representatives or agents (collectively, “Representatives”) will, directly or indirectly: (i) solicit, encourage, initiate, entertain, review, accept, support, approve or participate in any negotiations or discussions with respect to any offer, inquiry, indication of interest or proposal, whether oral, written or otherwise, formal or informal, to, directly or indirectly, acquire the Company or its business, whether by purchase of assets, exclusive license, joint venture, strategic partnership or other alliance formation, purchase of stock, merger or other business combination, or otherwise (any of the foregoing being a “Competing Proposed Transaction”); (ii) disclose any information not customarily disclosed consistent with the Company’s past practices to any person concerning the Company or its business and which the Company believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest or proposal for a Competing Proposed Transaction; (iii) assist, cooperate with, facilitate or encourage any person to make any offer, indication of interest or proposal for a Competing Proposed Transaction; (iv) execute, or agree to execute or enter into a contract, arrangement or understanding regarding, approve, recommend or endorse any Competing Proposed Transaction; or (v) authorize or permit any of the Company’s Representatives to take any such action. Through the Expiration Date, the Company shall notify Acquirer immediately if any offer, indication of interest or proposal (formal or informal, oral, written or otherwise), or any inquiry or contact with any person with respect thereto, regarding a Competing Proposed Transaction is made or is outstanding on the date hereof, such notice to include, to the extent not prohibited under any Laws or existing Contract, the identity of the person proposing such Competing Proposed Transaction and the terms thereof, and shall keep Acquirer apprised, on a current basis, of any modifications to such Competing Proposed Transaction; provided that this provision shall not in any way be deemed to limit the obligations of the Company or its Representatives set forth in the first sentence of this paragraph.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval. The Company shall use commercially reasonable efforts to obtain a written consent (the “Stockholders’ Approval”) approving this Agreement and the transactions contemplated hereby from the holders of at least a majority of the (a) (i) issued and outstanding shares of Common Stock, par value $0.000001 per share (“Common Stock”), and Class A Common Stock, par value $0.000001 per share (“Class A” and, together with Common Stock, “Company Common Stock”), of the Company and (ii) number of full shares of Common Stock issuable upon the conversion of all issued and outstanding shares of Series A Preferred Stock, par value $0.000001 per share (“Series A”), Series B-1 Preferred Stock, par value $0.000001 per share (“Series B-1”), Series B-2 Preferred Stock, par value $0.000001 per share (“Series B-2”), and Series B-3 Preferred Stock, par value $0.000001 per share (“Series B-3” and, together with Series B-1 and Series B-2, “Series B Preferred”; Series B Preferred, together with Series A, “Company Preferred Stock”), of the Company, voting together as a single class and (b) number of full shares of Common Stock issuable upon the conversion of all issued and outstanding shares of Series B Preferred, voting together as a single class. In addition, the Company shall execute a written consent, as a stockholder of u-Nav Finland, approving the consummation by u-Nav Finland of the transactions contemplated by this Agreement.

5.2 Access to Information. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable advance notice the Company shall (a) give Acquirer and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Sellers’, whether located on the premises of the Sellers’ or at another location; (b) permit Acquirer to make such inspections as it may require; (c) cause its officers to furnish Acquirer such financial, operating, technical and product data and other information with respect to the Business and the Assets and Properties of the Company as Acquirer from time to time may reasonably request, including financial statements and schedules; and (d) allow Acquirer the opportunity to interview such employees and other personnel of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed, and with a Representative of the Company being present; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to the Confidentiality Agreement, materials furnished to Acquirer pursuant to this Section 5.2 may only be used by Acquirer for strategic planning purposes relating to accomplishing the transactions contemplated hereby.

5.3 Confidentiality. The parties acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated June 27, 2007 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Acquirer and its officers, employees, accountants, counsel and other Representatives by the Company and its officers, employees, accountants, counsel and other Representatives, and all information furnished to the Company by Acquirer and its officers, employees, accountants, counsel and other Representatives, shall be covered by the Confidentiality Agreement, and Acquirer and the Company shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective Affiliates, officers, employees, accountants, counsel and other Representatives.

5.4 Approvals.

(a) The Company shall use commercially reasonable efforts to obtain all Approvals set forth in Section 2.20 of the Disclosure Schedule and Acquirer shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

(b) Notwithstanding anything to the contrary contained in Section 5.4 or elsewhere in this Agreement, neither Acquirer nor any of its Subsidiaries shall have any obligation under this Agreement to (i) divest or agree to divest (or cause any of its Subsidiaries or the Company to divest or agree to divest) any of its respective businesses, product lines, assets, or capital stock or to take or agree to take (or cause any of its Subsidiaries or the Company to take or agree to take) any other action or agree (or cause any of its Subsidiaries or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines, assets, or capital stock, or (ii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental or Regulatory Authority (A) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, or seeking to obtain from

Acquirer or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Acquirer or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Acquirer or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Acquirer or its Subsidiaries, in each case as a result of or in connection with the Acquisition or any of the other transactions contemplated by this Agreement; or (C) seeking to (1) directly or indirectly prohibit Acquirer or any of its Affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement.

5.5 Notification of Certain Matters. The Company shall give prompt notice to Acquirer, and Acquirer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Acquirer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any failure of the Company or Acquirer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.6 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as are reasonably necessary to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, (a) if, following the Closing, Acquirer or any of its Affiliates receives any Excluded Assets they will execute and deliver such instruments and do and perform such acts and things as are reasonably necessary to transfer ownership and possession of such Excluded Assets to the Company and (b) following the Closing, Acquirer (i) shall provide the Company and its Representatives with reasonable access to (x) the books and records of the Company included in the Purchased Assets and (y) the former senior management of the Company, in each case for the purpose of complying with its obligations under, and resolving any disputes that may arise in connection with, this Agreement or any of the Ancillary Agreements and (ii) Acquirer shall not take any action to impede such former senior management from providing assistance to the Company in such manner. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.7 Intellectual Property. The Sellers shall give Acquirer prompt notice of any Person that shall have (a) commenced, or shall have notified in writing or, to the Knowledge of the Sellers’, orally such Seller that it intends to commence, an Action or (b) provided such Seller with notice in writing or, to Knowledge of the Sellers’, orally, in either case which allege(s) that any of the Intellectual Property, including the Seller Intellectual Property, presently embodied, or proposed to be embodied, in the Sellers’ products, infringes or otherwise violates the Intellectual Property rights of such Person or otherwise alleges that such Seller does not otherwise own or have the right to exploit such Intellectual Property, including the Seller Intellectual Property. The Sellers shall use commercially reasonable efforts to cooperate with Acquirer in making arrangements, prior to the Closing Date, to effect the assignment to the Company of all Intellectual Property created by the Company’s founders, employees and consultants, and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto. The Sellers shall take commercially reasonable actions to maintain, perfect, preserve or renew the Seller Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Seller Registered Intellectual Property, received from Governmental or Regulatory Authorities.

5.8 Expenses. All fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

5.9 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Acquirer, by the rules and regulations of the Nasdaq Stock Market, prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquirer and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.10 Severance. Any severance payments made or obligated to be made by the Company or any Subsidiary to employees that will not be continuing on with Acquirer shall not be an Assumed Liability.

5.11 Termination of Employee Benefits. Following the Closing Date, the Company and its Subsidiaries shall have the sole responsibility of terminating any Plan that is intended to meet the requirements of section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any Subsidiary. The Company and any such Subsidiary shall also be solely responsible for distributing the funds from such Plan to the Plan participants.

5.12 Sale of Shares. The parties hereto acknowledge and agree that the shares of Acquirer Common Stock issuable to the Company pursuant to Section 1.4 shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. The certificates for such shares of Acquirer Common Stock shall bear appropriate legends to identify such shares as being restricted under the Securities Act and, if applicable to comply with applicable state securities laws, to notice the restrictions on the transfer of such shares under such laws. The parties acknowledge that Acquirer is relying upon the representations made by the Company in Sections 2.29, 2.33 and 1.4(c)(i).

5.13 Blue Sky Laws. Acquirer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Acquirer Common Stock pursuant hereto and the Earn-Out Agreement. The Company shall use all reasonable efforts to assist Acquirer as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Acquirer Common Stock pursuant hereto and the Earn-Out Agreement.

5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby and thereby.

5.15 Company Dissolution. The Company hereby covenants that it will not, nor will it permit its Representatives to, dissolve or take any measures to cause the dissolution of the Company at any time prior to the Escrow Expiration Date; provided, that the foregoing shall not prohibit the Company from taking any actions in connection with the formation of a Liquidating Vehicle.

5.16 Company’s Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis, (a) the preparation of financial statements (including pro forma financial statements if required) as requested by Acquirer in good faith to comply with applicable SEC regulations (the “SEC Financial Statements”), (b) the reasonable review of any Company audit or review work papers, including the examination of selected interim financial statements and data, by Acquirer or its accountants and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Acquirer or its accountants; provided, however, if the SEC Financial Statements are provided within forty-five (45) days of the Closing Date the fees and expenses of the Company’s independent auditors incurred in connection with the foregoing shall be included in the Assumed Accounts Payable to the extent set forth in Section 1.3(b).

5.17 Employees. Acquirer or its Affiliates will offer the employees of the Company set forth on Schedule 5.17 “at-will” employment with Acquirer or an Affiliate, to be effective as of the Closing Date. Such “at-will” employment will: (a) be set forth in offer letters on Acquirer’s standard form, (b) be subject to and in compliance with Acquirer’s applicable policies and procedures, including customary employment background checks and the execution of Acquirer’s standard form employee proprietary information and invention assignment agreement, governing employment conduct and performance, (c) have reasonable terms, including the position and salary, which will be determined by Acquirer, and (d) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date. Acquirer or its Affiliates shall, to the extent permitted by Law, continue to sponsor the immigration cases set forth on Schedule 5.17, and shall devote reasonable efforts to seeking and obtaining (or assisting the applicable individual in seeking and obtaining) the applicable government approvals or visas.

5.18 Listing. Acquirer will use its reasonable best efforts to list the Stock Consideration and any Earn-Out Shares (as defined in the Earn-out Agreement) on the Nasdaq Stock Market, if required, and to maintain the listing of Acquirer Common Stock on the Nasdaq Stock Market.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION ESCROW PROVISIONS

6.1 Survival of Representations, Warranties, Covenants and Agreements. Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement. The representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted for or on behalf of Acquirer with respect thereto or any knowledge acquired by Acquirer, the Company’s or their respective officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty. Except for this Article 6 (which shall survive until the payment in full of all indemnification claims); Article 1, 9, 10 and 11 and Sections 5.3, 5.6, 5.8, 5.13 and 5.18 (which shall survive indefinitely); and Section 2.32 (which shall terminate and expire as of the Closing Date), all of the representations, warranties, covenants and agreements of Acquirer and the Company contained in this Agreement shall survive the Acquisition and continue for twelve (12) months following the Closing Date (the “Escrow Expiration Date”), at which point they shall terminate and expire. Any claims by the Company or Acquirer based upon fraud, willful misconduct or willful misrepresentation shall survive until the expiration of the applicable statute of limitations.

6.2 Indemnification by the Company.

(a) Right to Indemnification.

(i) Subject to the limitations set forth herein, following the Closing, Acquirer and its officers, directors and Affiliates (collectively, the “Acquirer Indemnitees”) shall be indemnified and held harmless by the Company from and against any and all Losses (whether or not involving a Third Party Claim) incurred by the Acquirer Indemnitees directly or indirectly as a result of:

(A) any inaccuracy or breach of a representation or warranty of the Company contained herein (provided, that, in the event of any such breach or inaccuracy of such representation or warranty, as written, solely for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Company Material Adverse Effect” contained therein);

(B) any failure by the Sellers to perform or comply with any covenant contained herein;

(C) any Liability of the Company that is not an Assumed Liability, including Liabilities resulting from the Sellers’ failure to comply with any fraudulent transfer laws that may be applicable to the Acquisition, any Taxes of the Company that will arise as a result of the consummation of the Acquisition (except as set forth in Section 1.7 hereof) and any deferred Taxes of the Company of any nature and the Sellers’ failure to comply with Section 1.8; or

(D) any Third Party Claims described on item 3 of Section 2.10(g) of the Disclosure Schedule to the extent (x) such Third Party Claims relate to the use of Seller Intellectual Property in the manner used by the Sellers as of the Closing Date and (y) Acquirer is not otherwise entitled to indemnification for such Third Party Claims under any Contracts that are part of the Purchased Assets;

(ii) Except as set forth in Section 6.2(a)(iv) hereof and for claims arising out of Section 6.2(a)(i)(C), the Company shall not have any liability to any Acquirer Indemnitee to the extent that the aggregate amount of Losses incurred or sustained by the Acquirer Indemnitees exceeds the amount available for recovery from the Escrow Amount.

(iii) Except for claims arising out Section 6.2(a)(i)(C), Acquirer may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed Two Hundred Thousand Dollars ($200,000) (the “Deductible”) (at which such time claims may be made for all Losses incurred or sustained, including such Deductible once the Deductible is exceeded).

(iv) Any limitations set forth in this Section 6.2(a) shall not apply to Losses as a result of a Sellers’ fraud, willful misconduct or willful misrepresentation. With respect to actions grounded in fraud, willful misconduct or willful misrepresentation, (A) the right of an Acquirer Indemnitee to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such Acquirer Indemnitee shall, by exercising any remedy available to it under this Article 6, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(v) No claim shall be brought or maintained by any Acquirer Indemnitees or their respective successors or assigns against any officer, director, employee (present or former), agent, representative, securityholder, lender or Affiliate of the Company, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder; provided, however, nothing contained in this Section 6.2 shall limit Acquirer’s ability to seek indemnification for Losses as a result of a Sellers’ fraud, willful misconduct or willful misrepresentation.

(b) Indemnification Insurance; Indemnification Escrow.

(i) At the Closing, $5,000,000 (the “Escrow Amount”) of the Cash Consideration will be placed in escrow with U.S. Bank National Association (the

“Escrow Agent”) by Acquirer as security for the indemnification obligations of the Company under Section 6.2(a) hereof (the “Escrow Fund”) pursuant to the terms of the Escrow Agreement, the form of which is attached hereto as Exhibit E. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of either party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(ii) Acquirer and the Company shall cooperate and use commercially reasonable efforts to obtain a buyer-side indemnification insurance policy (the “Indemnification Insurance Policy”) that covers the Company’s indemnification obligations set forth in this Agreement for a period of three (3) years following the Closing Date with (A) a minimum limitation of liability of $5,000,000 (the “Limit of Liability”) and (B) a maximum retention of $5,000,000 (the “Retention”). The premium for the Indemnification Insurance Policy shall be paid by Acquirer and up to $175,000 shall be offset against the Cash Consideration.

(iii) Notwithstanding any other provision of this Agreement or any other agreement contemplated hereby,

(A) to the extent Losses of the Acquirer Indemnitees indemnifiable hereunder occur during the first twelve (12) months following the Closing Date, the Acquirer Indemnitees shall be entitled to indemnification thereof from the Escrow Fund and to the extent Losses exceed the Retention, the Acquirer Indemnitees shall also be entitled to indemnification therefor from the Indemnification Insurance Policy in an amount up to the Limit of Liability; and

(B) after the first twelve (12) months following the Closing Date, the Acquirer Indemnitees shall be entitled to indemnification for (and shall seek recovery of) Losses solely from the Indemnification Insurance Policy in an amount up to the Limit of Liability.

(iv) Except as set forth in Sections 6.2(a)(i)(C) and (a)(iv), (A) the Escrow Fund and the Indemnification Insurance Policy shall be the sole and exclusive remedy of the Acquirer Indemnitees for any Losses incurred by any of them and (B) in no event may any claim be asserted to recover Losses from any amounts in the Escrow Fund after the Escrow Expiration Date.

(c) Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer reasonably determines in good faith may result in a demand against the Escrow Fund (a “Third Party Claim”), Acquirer shall notify the Company of such claim, and the Company, shall be entitled, at its expense, to participate in any defense of such claim. Acquirer shall have the right in its reasonable discretion to settle any Third Party Claim; provided, however, that if Acquirer settles any Third Party Claim without the Company’s consent (which consent shall not be unreasonably withheld or delayed), such settlement shall not be dispositive in the event Acquirer makes a claim against the Escrow Fund with respect to the amount of Losses incurred by Acquirer in such settlement. In the event that the Company has consented to any such settlement, the Company shall have no power or authority to object under any provision of this Article 6 to the amount of any claim by Acquirer against the Escrow Fund with respect to the amount of Losses incurred by Acquirer in such settlement.

(d) Treatment of Payments. To the extent permitted by law, the parties agree to treat payments made under this Article 6 as adjustments to the Consideration.

6.3 Indemnification by Acquirer.

(a) Right to Indemnification. The Sellers and their respective officers, directors and Affiliates (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by Acquirer from and against any and all Losses (whether or not involving a Third Party Claim) incurred by the Seller Indemnitees directly or indirectly as a result of:

(i) any inaccuracy or breach of a representation or warranty of Acquirer contained herein (provided, that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Acquirer Material Adverse Effect” contained therein);

(ii) any failure by Acquirer to perform or comply with any covenant contained herein; or

(iii) any Assumed Liabilities or any Liabilities arising out of or relating to the ownership or operation of the Purchased Assets or the Business after the Closing.

(b) Acquirer shall indemnify the Seller Indemnitees pursuant to Section 6.3(a) up to a maximum aggregate amount of $5,000,000, which shall be the sole and exclusive remedy under this Agreement for any Losses incurred by any Seller Indemnitees, except for Losses arising out of or relating to (i) Section 6.3(a)(iii), (ii) Acquirer’s fraud, willful misconduct or willful misrepresentation and (iii) the failure of Acquirer to duly and validly deliver the Consideration to the Sellers free and clear of all Liens in accordance with this Agreement.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not have an Acquirer Material Adverse Effect or Company Material Adverse Effect; and any waiting period applicable to the consummation of the Acquisition under the HSR Act or similar antitrust regulations of any Governmental or Regulatory Authority shall have expired or been terminated.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition or which would permit consummation of the Acquisition only if certain divestitures were made or if Acquirer were to agree to limitations on its business activities or operations.

(c) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(d) Stockholder Approval. The Stockholders’ Approval shall have been duly obtained.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case, other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to an Acquirer Material Adverse Effect and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded.

(b) Performance. Acquirer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Acquirer on or before the Closing.

(c) Officers’ Certificates. Acquirer shall have delivered to the Company a certificate, dated the Closing Date and executed by its President or Chief Executive Officer, substantially in the form set forth in Exhibit F-1 hereto, certifying that the matters set forth in Sections 7.2(a), (b) and (d) have been satisfied; and a certificate, dated the Closing Date and executed by the Secretary of Acquirer, substantially in the form set forth in Exhibit F-2 hereto.

(d) No Material Adverse Change. There shall have occurred no Acquirer Material Adverse Effect since the date of execution of this Agreement.

7.3 Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case, other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all qualifications and exceptions referring to a Company Material Adverse Effect and other materiality qualifications and exceptions contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement (other than to reflect actions that are not in violation of the covenants of this Agreement) shall be disregarded.

(b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing.

(c) No Material Adverse Change. There shall have occurred no Company Material Adverse Effect since the date of execution of this Agreement.

(d) Officers’ Certificates. The Company shall have delivered to Acquirer a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of the Company, substantially in the form set forth in Exhibit G-1 hereto, certifying that the matters set forth in Section 7.3(a), (b) and (c) have been satisfied; and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit G-2 hereto.

(e) Third Party Consents. Acquirer shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) in Section 7.3(e) of the Disclosure Schedule and that all such consents, approvals and waivers are in full force and effect.

(f) FIRPTA. The Company shall have (i) delivered to Acquirer a copy of a statement conforming with the requirements of Income Tax Regulations Section 1.1445 and in substantially the form of Exhibit H, certifying that the Company is not a “disregarded entity” under Section 1.1445-2(b)(2)(iii) of the Code, together with written authorization for Acquirer to deliver such notice to the IRS on behalf of the Company following the Closing Date.

(g) Employees. The employees of the Company set forth on Schedule 5.17 designated as “key employees” (the “Key Employees”) shall have accepted employment with Acquirer or a Subsidiary of Acquirer (as Acquirer shall designate), following the Acquisition and shall have executed and delivered to Acquirer an Employment Agreement in substantially the form set forth in Exhibit I-1 (each an “Employment Agreement”) and at least 95% of the employees set forth on Schedule 5.17 shall have either accepted employment with Acquirer or had his or her offer of employment rescinded by Acquirer. All employees continuing employment with Acquirer shall have executed the Confidentiality and Invention Assignment Agreement in substantially the form set forth in Exhibit I-2.

(h) The Company shall have executed and delivered a Bill of Sale substantially in the form set forth in Exhibit J.

(i) The Company shall have executed and delivered an Assignment and Assumption Agreement substantially in the form set forth in Exhibit K.

(j) Limitation on Dissent. Holders of no more than five percent (5%) of the outstanding shares of the Company’s capital stock shall have exercised appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Acquisition.

(k) Satisfaction of Creditors. The Company Debtholders holding more than 80% of the aggregate outstanding principal amount of all the Bridge Notes shall have executed and delivered a release in substantially the form attached hereto as Exhibit L.

(l) Assignment of Intellectual Property.

(i) Commercially reasonable arrangements shall have been made to effect the assignment (effective upon the Closing) to the Acquirer of all Seller Intellectual Property.

(ii) The Company shall have executed and delivered assignments (effective upon the Closing) of all Seller Intellectual Property, including, but not limited to, the Patent Assignment in the form attached hereto as Exhibit M, the Trademark Assignment in the form attached hereto as Exhibit N, the Copyright Assignment in the form attached hereto as Exhibit O and sufficient documentation to assign the URLs owned or used by the Company.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a) by mutual agreement of the Company and Acquirer;

(b) by either party if: (i) the Closing has not occurred before 5:00 p.m. (Pacific Time) on December 14, 2007 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

(c) by Acquirer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would (A) prohibit Acquirer’s ownership or operation of all or any portion of the Business or (B) compel Acquirer to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

(d) by Acquirer if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not be satisfied prior to the Closing Date;

(e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquirer and (i) Acquirer is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Acquirer (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the Closing Date;

(f) by the Company if Acquirer Common Stock is no longer registered pursuant to Section 12(b) of the Exchange Act or the Nasdaq Stock Market or Acquirer has taken any action designed to, or likely to have the effect of, terminating the registration of the Acquirer Common Stock under the Exchange Act or delisting it from the Nasdaq Stock Market or Acquirer has received any notification that the SEC or the Nasdaq Stock Market is contemplating terminating such registration or listing;

(g) by Acquirer, if (i) Acquirer shall not have received an Action by Written Consent duly executed by the Company stockholders necessary for the Stockholders’ Approval by 1:30 p.m. Pacific Time on the date hereof or (ii) any such stockholder shall have revoked or attempted to revoke at any time after the date hereof and prior to the Closing such Action by Written Consent.

8.2 Effect of Termination. Other than as set forth in this Section 8.2, in the event of a valid termination of this Agreement as provided in Section 8.1 this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer or the Company, or their respective officers, directors, stockholders, employees, agents, representatives or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.8, 8.2 and Article 10 and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Except as is otherwise required by applicable Law after the stockholders of the Company approve the Acquisition, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing Date, Acquirer and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

CERTAIN TAX MATTERS

9.1 Tax Books and Records. Acquirer and the Company agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Acquirer and the Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Acquirer and the Company shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. Acquirer and the Company shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets. Acquirer and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

9.2 Allocation. Acquirer shall prepare an allocation of the Consideration among the Purchased Assets in accordance with Internal Revenue Code section 1060 (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be subject to the consent of the Sellers (whose consent will not be unreasonably withheld or delayed). Acquirer shall deliver such allocation to the Company by March 1, 2008, together with reasonable detail as to the calculation of the Allocation. If the Sellers deliver written notice to Acquirer within thirty (30) days of receiving such allocation that they disagree with such allocation, the parties shall work together in good faith to determine a mutually agreeable allocation. If the parties are unable to resolve any differences within thirty (30) days after the Sellers deliver such notice, each party shall be entitled to report such allocation (and any corresponding adjustments to the remaining allocation) separately. Otherwise, Acquirer and the Sellers and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue

Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Acquirer or upon which the parties have agreed, as the case may be, and neither Acquirer nor any of the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

9.3 Taxes Applicable to Business Operations. Except as provided in Section 1.7, the Sellers shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Except as provided in Section 1.7, Acquirer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Post-Closing Period. For purposes of this Agreement, (i) “Pre-Closing Period” means any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on the Closing Date, the portion of such period up the Closing Date; and (i) “Post-Closing Period” means any taxable period beginning after the Closing Date or, in the case of any tax period which includes, but does not begin on or after the Closing Date, the portion of such period beginning after the Closing Date.

9.4 Apportionment. All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Acquirer and the Seller based on the number of days included in such period prior to the Closing Date and the number of days included in such period on and after the Closing Date.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Acquirer to:	Atheros Communications, Inc. 5480 Great America Parkway Santa Clara, CA 95054 Telephone No.: (408) 773-5200 Facsimile No.: (408) 773-9940 Attn: General Counsel

with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 Telephone No.: (650) 233-4500 Facsimile No.: (650) 233-4545 Attn: Allison Leopold Tilley, Esq.

If to the Company to:	u-Nav Microelectronics Corporation 8 Hughes Irvine, CA 92618 Telephone No.: (949) 453-2727 Facsimile No.: (949) 296-3910 Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067 Telephone No.: (310) 557-2900 Facsimile No.: (310) 557-2193 Attn: Michael A. Woronoff, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

10.3 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.4 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 6.

10.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.6 Governing Law. This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.7 Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement or the Ancillary Agreements, or the breach, termination or invalidity thereof (including any controversy or claim sounding in tort), shall be finally settled by arbitration in accordance with the rules then effect of the Judicial Arbitration and Mediation Services, Inc. The place of arbitration shall be in California.

(b) The arbitration shall be conducted before a single arbitrator jointly selected by the parties. If the parties are unable to agree upon the arbitrator within ten (10) days from receipt of the notice with request for arbitration, Acquirer and the Company each shall choose one arbitrator and the two arbitrators so selected shall select a third arbitrator. The third arbitrator shall conduct the arbitration.

(c) Unless otherwise required by Law (including, without limitation, securities laws) or, as to Acquirer, the rules and regulations of the Nasdaq Stock Market, the parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 10.7(c), information covered by the confidentiality undertaking in this Section 10.7(c) may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

10.8 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or pdf transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Construction. Unless a clear contrary intention appears: (a) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (e) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (f) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (j) reference to dollars or $ shall be deemed to refer to U.S. dollars; (k) references to “days” shall be deemed to refer to calendar days, determined in accordance with local time in San Francisco, California; and (l) references to documents having been “delivered,” “provided” or “made available” to Acquirer or its Representatives do not include documents subject to confidentiality restrictions, provided that such documents will be disclosed to Atheros prior to the Closing to the extent they constitute part of the Purchased Assets and the Company is able to obtain a waiver of such restrictions. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.12 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void; provided, however, that (a) Acquirer may assign its rights under this Agreement to any Affiliate thereof pursuant to the Assignment of

Purchase Agreement substantially in form attached hereto as Exhibit P (it being understood that such assignment shall not act as a novation or otherwise relieve Acquirer of its obligations hereunder) and (b) following the Closing, the Company may assign all of its rights and delegate all of its duties under this Agreement to a Liquidating Vehicle in connection with a liquidation or winding up of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

ARTICLE 11

DEFINITIONS

11.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquirer” has the meaning ascribed to it in the forepart of this Agreement.

“Acquirer Common Stock” has the meaning ascribed to it in Section 1.4(c).

“Acquirer Indemnitees” has the meaning ascribed to it in Section 6.2(a).

“Acquirer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of Acquirer and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Acquirer Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) conditions affecting the industry in which Acquirer and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Acquirer and its Subsidiaries operate; (ii) any change in applicable Laws or the interpretation thereof; (iii) actions required to be taken under applicable Laws; (iv) any change in GAAP or other accounting requirements or principles; and (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

“Acquisition” has the meaning ascribed to it in the Recitals.

“Action” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits, Schedules and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including accounts, accounts receivable and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Accounts Payable” has the meaning ascribed to it in Section 1.3(b).

“Assumed Liabilities” has the meaning ascribed thereto in Section 1.3(a).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Bridge Notes” means the Third Amended and Restated Secured Convertible Promissory Note.

“Business” means the Sellers’ business as presently conducted.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

“Cash Consideration” has the meaning ascribed to it in Section 1.4(b).

“Change of Control” means the occurrence of any of the following events: (a) the adoption of a plan relating to Acquirer’s liquidation or dissolution (a “Liquidation Event”); or (b) (i) the direct or indirect sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Acquirer’s and its Subsidiaries’ properties or assets, taken as a whole, to any Person, (ii) the consolidation of Acquirer with, or merger of Acquirer with or into, any Person, or consolidation of any Person with, or merger of any Person with or into, Acquirer or (iii) any purchase, tender or exchange offer initiated by the Company or any other Person with respect to Acquirer Common Stock, in each case, pursuant to a transaction in which any outstanding shares of Acquirer Common Stock are converted into, exchanged for, become entitled to or are offered (A) cash or property (other capital stock of the surviving, transferee or offeror Person entitled to vote in the election of the board of directors of such Person) (including a Liquidation Event, a “Cash Change of Control”), (B) capital stock of the surviving, transferee or offeror Person entitled to vote in the election of the board of directors of such Person (a “Stock Change of Control”) or (C) a combination of the consideration described in clauses (A) and (B) above (a “Cash/Stock Change of Control”).

“Class A” has the meaning ascribed to it in Section 5.1.

“Closing” has the meaning ascribed to it in Section 1.6.

“Closing Date” has the meaning ascribed to it in Section 1.6.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning ascribed to it in Section 5.1.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Audited Financials” has the meaning ascribed to it in Section 2.4.

“Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” has the meaning ascribed to it in Section 5.1.

“Company Debtholders” means holders of the Bridge Notes.

“Company Equity Awards” means all options, warrants, stock purchase rights and any other right to purchase or any security convertible into shares of Company Capital Stock.

“Company Equity Securityholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Financials” has the meaning ascribed to it in Section 2.4.

“Company Interim Financials” has the meaning ascribed to it in Section 2.4.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (ii) any action taken or failed to be taken by the Company or any of its Affiliates or Representatives at the written request of Acquirer or compliance with the terms of, or the taking of any action required by, this Agreement or any Ancillary Agreements; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws; (v) any change in GAAP or other accounting requirements or principles; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; and (vii) any matter set forth in the Disclosure Schedule as of the date hereof.

“Company Preferred Stock” has the meaning ascribed to it in Section 5.1.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2.

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.2.

“Consideration” has the meaning ascribed to it in Section 1.4(a).

“Contract” means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Deductible” has the meaning ascribed thereto in Section 6.2(a)(iii).

“Delaware Law” means the Delaware General Corporation Law and all amendments thereto.

“delivered” or “provided” means delivered physically or by electronic transmission or posted on the electronic datasite maintained for the Sellers by Bowne for purposes of the Acquisition.

“Disclosure Schedule” means the schedules delivered to Acquirer by or on behalf of the Sellers, containing all lists, descriptions, exceptions and other information and materials included therein in connection with the representations and warranties made by the Sellers in Article 2 or otherwise.

“Earn-Out Agreement” has the meaning ascribed to it in Section 1.4(d).

“Earn-Out Consideration” has the meaning ascribed to it in Section 1.4(d).

“Employment Agreement” has the meaning ascribed to it in Section 7.3(g).

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other law relating to Hazardous Materials, including the Comprehensive,

Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning ascribed to it in Section 6.2(b).

“Escrow Amount” has the meaning ascribed to it in Section 6.2(b).

“Escrow Expiration Date” has the meaning ascribed to it in Section 6.1.

“Escrow Fund” has the meaning ascribed to it in Section 6.2(b).

“Exchange Act” has the meaning ascribed to it in Section 3.6.

“Excluded Assets” has the meaning ascribed to it in Section 1.2.

“Expiration Date” has the meaning ascribed to it in Section 4.2.

“Export Approvals” has the meaning ascribed to it in Section 2.24(a).

“Family” means, with respect to an individual, such individual and such individual’s spouse, ancestors and descendants (whether natural or adopted).

“Filed SEC Document” has the meaning ascribed to it in Section 3.6.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include the Nasdaq Stock Market.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by trust indenture, mortgage, notes, bonds, debentures or similar instruments, (c) for any currency exchange, commodities or other hedging arrangements, (d) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (e) under capital leases or (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

“Indemnification Insurance Policy” has the meaning ascribed to it in Section 6.2(b)(ii).

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all databases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Key Employees” has the meaning ascribed to it in Section 7.3(g).

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

The Company or Sellers will be deemed to have “Knowledge” of a particular fact or other matter only if either Greg Winner or Dennis Wittman has Knowledge of such fact or other matter.

The Acquirer will be deemed to have “Knowledge” of a particular fact or other matter if any of the senior management of Acquirer has Knowledge of such fact or other matter.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Documents” has the meaning ascribed to it in Section 2.8(b).

“Leased Real Property” has the meaning ascribed to it in Section 2.8(b).

“Legacy Products” means any products distributed, licensed or sold by the Sellers other than the uN3010, uN3011 or uN3020.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lien, easement, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“Limit of Liability” has the meaning ascribed to it in Section 6.2(b)(ii).

“Lockup Period” has the meaning ascribed to it in Section 1.4(c)(i).

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including reasonable fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Nasdaq Stock Market” has the meaning ascribed to it in Section 3.8(b).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Liens” means for purposes of this Agreement (other than Section 1.3), (a) statutory liens for Taxes or other payments that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Laws; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) purchase money liens and liens securing rental payments under capital lease arrangements; (f) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (g) Liens set forth on Schedule 11.1; and for purposes of this Agreement (including Section 1.3) (i) zoning, entitlement, building and other land use regulations imposed by Governmental or Regulatory Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (ii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (iii) public roads and highways; and (iv) such imperfections of title and Liens, if any, which do not materially impair the value or the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means each material employee benefit or compensation plan, agreement, policy, program or arrangement covering present or former employees, officers and directors of, and advisors, board members and consultants to, the Company, including but not limited to “employee benefit plans” within the meaning of section 3(3) of ERISA, stock purchase, stock option or any other stock-based award, profit sharing, fringe benefit, post-retirement health, health, life, vision and/or dental insurance coverage (including any self-insured arrangement), disability benefit, supplemental unemployment benefit, vacation benefit, change in control, retention, severance, termination pay, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the “Plans”), whether written or oral and whether sponsored, maintained or contributed to by (i) the Company or (ii) any other organization that is a member of a controlled group of organizations (within the meaning of sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member.

“Pre-Closing Period” has the meaning ascribed to it in Section 9.3.

“Post-Closing Period” has the meaning ascribed to it in Section 9.3.

“PTO” means the United States Patent and Trademark Office.

“Purchased Assets” has the meaning ascribed to it in Section 1.1.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, including without limitation registered website domain names or URLs.

“Related Party” means (a) each individual who is, or who has at any time been, an officer, director, stockholder or Affiliate of the Company; (b) each member of the Family of each of the individuals referred to in clause “(a)” above; and (c) any Person (other than the Company) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Representatives” has the meaning ascribed to it in Section 4.2.

“Retention” has the meaning ascribed to it in Section 6.2(b)(ii).

“RSAs” has the meaning ascribed to it in Section 1.4(e).

“SEC” has the meaning ascribed to it in Section 1.5.

“SEC Documents” has the meaning ascribed to it in Section 3.6(a).

“SEC Financial Statements” has the meaning ascribed to it in Section 5.16.

“Securities Act” has the meaning ascribed to it in Section 1.5.

“Seller Indemnitees” has the meaning ascribed to it in Section 6.3(a).

“Seller Intellectual Property” shall mean any Intellectual Property that (a) is owned by; or (b) is licensed to the Company or any of its Subsidiaries.

“Seller Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Sellers.

“Sellers” has the meaning ascribed to it in the Recitals.

“Series A” has the meaning ascribed to it in Section 5.1.

“Series B-1” has the meaning ascribed to it in Section 5.1.

“Series B-2” has the meaning ascribed to it in Section 5.1.

“Series B-3” has the meaning ascribed to it in Section 5.1.

“Series B Preferred” has the meaning ascribed to it in Section 5.1.

“Source Code” has the meaning ascribed to it in Section 2.10(n).

“Stock Consideration” has the meaning ascribed to it in Section 1.4(c).

“Stockholders’ Approval” has the meaning ascribed to it in Section 5.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency, unless such contingency has occurred or is reasonably likely to occur) to vote in the election of the directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a business entity other than a corporation, a majority of the total voting power of ownership interests entitled to vote in the election or appointment of the managers (or other similar governing persons) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, solely with respect to the Company, any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least twenty percent (20%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof. For purposes hereof, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including Section 203 of the Delaware Law.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Third Party Claim” has the meaning ascribed to it in Section 6.2(c).

“u-Nav Finland” has the meaning ascribed to it in the Recitals.

“Warranty Obligations” has the meaning ascribed to it in Section 2.19(a).

“Welfare Plan” has the meaning ascribed to it in Section 2.12(h).

IN WITNESS WHEREOF, Acquirer and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

ATHEROS COMMUNICATIONS, INC.		U-NAV MICROELECTRONICS CORPORATION

By	/s/ Jack Lazar	By	/s/ Greg Winner

Name	Jack Lazar	Name	Greg Winner

Title	Vice President and Chief Financial Officer	Title	CEO